Exhibit 3.50

OPERATING AGREEMENT FOR

MOUNTAIN FALLS, LLC

THIS OPERATING AGREEMENT is entered into as of the 11th day of June, 2004, by and between William Lyon Homes, Inc., a California corporation (“WLH”) and Pahrump 885, LLC, a Nevada limited liability company (“885”) (WLH and 885 are each referred to individually as a Member, and collectively as the Members).

A. The Members desire to form a limited liability company (Company) pursuant to Chapter 86 of Nevada Revised Statutes.

B. The Members enter into this Agreement to form and provide for the governance of the Company and the conduct of its business, and to specify their relative rights and obligations.

NOW THEREFORE, the Members agree as follows:

ARTICLE I. DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement.

1.1 “Affiliate” of a Member means any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through membership, ownership of voting securities, by contract, or otherwise.

1.2 “Agreement” means this operating agreement, as originally executed and as amended from time to time.

1.3 “Articles of Organization” is defined in NRS 86.022.

1.4 “Assignee” means a person who has acquired a Member’s Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.5 “Assigning Member” means a Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.6 “Available Cash” means all net revenues from the Company’s operations, including net proceeds from all sales, refinancing, and other dispositions of Company property that the Managing Member, in the Managing Member’s reasonable discretion, deems in excess of the amount reasonably necessary for the operating requirements of the Company, including debt reduction and Reserves.

1.7 “Budget” means the Company’s approved budget, as described in Section 5.8.

1.8 “Basic Plan” means the Company’s initial business plan, attached hereto as Exhibit “F.”

1.9 “Capital Account” means, with respect to any Member, the account reflecting the capital interest of the Member in the Company, consisting of the Member’s initial Capital Contribution maintained and adjusted in accordance with this Agreement.

1.10 “Capital Contribution” means, with respect to any Member, the amount of the money and the fair market value of any property (other than money) and services as determined by the Managing Member, contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under IRC section 752) in consideration of a Percentage Interest held by such Member. A Capital Contribution shall not be deemed a loan.

1.11 “Capital Event” means a sale or disposition of any of the Company’s capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.12 “Closing” means the close of escrow for the purchase of the Property, pursuant to the Purchase Agreement.

1.13 “Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.14 “Company” means the company named in Article II, Section 2.2 of this Agreement.

1.15 “Company Accountants” means Ernst & Young, L.P.

1.16 “Economic Interest” means a Person’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including the right to vote or to participate in management.

1.17 “Encumber” means the act of creating or purporting to create an Encumbrance, whether or not perfected under applicable law.

1.18 “Encumbrance” means, with respect to any Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.

1.19 “Golf Course” means the golf course to be purchased pursuant to the Purchase Agreement.

1.20 “Initial Members” means those Persons whose names are specifically set forth in the first sentence of this Agreement. A reference to an “Initial Member” means any of the Initial Members.

1.21 “Involuntary Transfer” means, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance, whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

1.22 “Losses.” See Article IV, Section 4.2.

1.23 “Majority of Members” means a Member or Members whose Percentage Interests represent more than 50 percent of the Percentage Interests of all the Members.

1.24 “Managing Member” means the Person(s) named as such in Article II or the Persons who from time to time succeed any Person as the Managing Member and who, in either case, are serving at the relevant time as the Managing Member.

1.25 “Member” means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement, and who remains a Member.

1.26 “Membership Interest” means a Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to Vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.27 “Notice” means a written notice required or permitted under this Agreement. A notice shall be deemed given or sent when deposited, as certified mail or for overnight delivery, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, DHL WorldWide Express, or Airborne Express, for overnight delivery, charges prepaid or charged to the sender’s account; when personally delivered to the recipient; when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted; or when delivered to the home or office of a recipient in the care of a person whom the sender has reason to believe will promptly communicate the notice to the recipient.

1.28 “NRS” means Nevada Revised Statutes, as amended from time to time.

1.29 “Percent of the Members” means the specified total of Percentage Interests of all the Members.

1.30 “Percentage Interest” shall mean each Member’s percentage share of all of the Membership Interests of the Company. At the effective date hereof, WLH’s Percentage Interest is 50% and 885’s Percentage Interest is 50%.

1.31 “Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.32 “Plan” means the Company’s approved business plan, as contemplated by Section 5.8.

1.33 “Preliminary Budget” means the Company’s initial Budget, attached hereto as Exhibit

1.34 “Profits” and “Losses” are defined in Article W, Section 4.2.

1.35 “Project” is the Mountain Falls master-planned community in Pahrump, Nye County, Nevada, to be developed on the Property.

1.36 “Property” is that real property to be purchased pursuant to the Purchase Agreement, excluding the Golf Course.

1.37 “Proxy” has the meaning set forth in the NRS §78.355. A Proxy may not be transmitted orally.

1.38 “Purchase Agreement” means that Purchase and Sale Agreement dated as of November 29, 2003, by and between WLH and Mountain Falls Acquisition Corporation, a Nevada corporation (“MFAC”), as amended, whereby WLH has the right to purchase the Property.

1.39 “Regulations” (“Reg”) means the income tax regulations promulgated by the United States Department of the Treasury, amended from time to time.

1.40 “Reserves” means the aggregate of reserve accounts that the Managing Member, in the Managing Member’s reasonable discretion, deems necessary to meet accrued or contingent liabilities of the Company, reasonably anticipated operating expenses, and working capital requirements.

1.41 “Successor in Interest” means an Assignee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or assets of a Person.

1.42 “Tax Item” means each item of income, gain, loss, deduction, or credit of the Company.

1.43 “Tax Matters Partner” means such Person as may be designated under Article VI, Section 6.6.

1.44 “Transfer” means, with respect to a Membership Interest or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, Encumbrance, or other disposition of such a Membership Interest or any element of such Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.45 “Triggering Event” is defined in Article VIII, Section 8.4.

1.46 “Vote” means a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.47 “Voting Interest” means, with respect to a Member, the right to Vote or participate in management, and any right to information concerning the business and affairs of the Company provided under the NRS, except as limited by the provisions of this Agreement. A Member’s Voting Interest shall be directly proportional to that Member’s Percentage Interest.

ARTICLE II. ARTICLES OF ORGANIZATION

2.1 Articles of Organization have been filed with the Nevada Secretary of State.

2.2 The name of the Company is Mountain Falls, LLC.

2.3 The principal executive office of the Company shall be at 500 Pilot Road, Suite G, Las Vegas, Nevada 89119, or such other place or places as may be determined by the Managing Member from time to time.

2.4 The initial agent for service of process on the Company shall be Goold Patterson Ales Roadhouse & Day, 4496 South Pecos Road, Las Vegas, Nevada 89121. The Managing Member may from time to time change the Company’s agent for service of process.

2.5 The purpose of the Company is to own, develop, finance and market the Project, and to sell from time to time portions thereof for profit.

2.6 The Company is a limited liability company pursuant to Chapter 86 of Nevada Revised Statutes.

2.7 The existence of the Company shall be for fifty (50) years, unless sooner terminated by the provisions of this Agreement or as provided by law.

2.8 The Managing Member shall be WLH.

ARTICLE III. CAPITAL CONTRIBUTIONS

AND MEMBER’S FINANCIAL OBLIGATIONS

3.1 Concurrently with the execution of this Operating Agreement, each Member has contributed to the capital of the Company the sum of $401,000.00, representing 50% of the initial costs identified on Exhibit “A” hereto. No later than one (1) full business day before the Closing each Member shall also contribute to the capital of the Company (a) fifty percent (50%) of any additional initial costs identified by the Managing Member before the Closing, and (b) fifty percent (50%) of (i) the purchase price of the Property (less financing) and (ii) all closing costs and other sums to be paid by the buyer at the Closing. The amounts to be contributed by each Member in the preceding two sentences are herein referred to as the Member’s “initial Capital Contribution.” The current estimated amount for 885’s initial Capital Contribution is shown as “Partner Cash Flow” for June, 2004, on the projected monthly cash flow analysis attached hereto as Exhibit “B” (the “Cash Flow Analysis”). 885 shall deliver to WLH no later than June 14, 2004, the sum of Five Hundred Thousand Dollars ($500,000.00) in immediately available funds as a deposit (“Closing Deposit”) towards the portion of 885’s initial Capital Contribution which will be required one (1) business day before the Closing. If any Member has not timely advanced any component of its initial Capital Contribution in the manner, and at the times set forth above, or if any Member has not timely advanced any component of the initial capital contribution required of it pursuant to Section 3.1 of the operating agreement of Mountain Falls Golf Course, LLC, the other Member (if it has timely tendered all portions of its initial Capital Contribution then due) may terminate this Agreement by notice to the delinquent Member, in which event this Agreement shall be null and void, the defaulting Member shall have no rights to the Property or the Company whatsoever, and any Capital Contributions previously made by the defaulting Member shall be nonrefundable.

3.2 After the Closing, the Managing Member may determine from time to time that Capital Contributions in addition to the Members’ initial Capital Contributions are needed to enable the Company to conduct its business. On making such a determination, the Managing Member shall give Notice to the Members in writing at least 30 days before the date on which such additional Capital Contribution is due. The Notice shall set forth the amount of additional Capital Contribution needed, the purpose for which it is needed, and the date by which the Members shall contribute the additional Capital Contribution. Any additional Capital Contributions shall be made in the same ratio as the Members’ Percentage Interest. Notwithstanding the foregoing, the thirty (30) days’ advance notice shall not be required with respect to the Scheduled Capital Contributions shown on the Cash Flow Analysis. The Members shall make the Scheduled Capital Contributions without requirement of advance notice; provided, however, that the Managing Member shall give each Member a ten (10) day courtesy notice before each Scheduled Capital Contribution.

3.3 If a Member fails to make an additional Capital Contribution required under Section 3.2 above when it is required to be made, and does not cure such failure within ten (10) days after written notice of default and opportunity to cure as provided in Section 11.01 hereof, then the defaulting member shall be in default hereof and the non-defaulting Member shall have the right for thirty (30) days thereafter to advance the amount of the defaulted Capital Contribution to the Company and to elect (by written Notice to the defaulting Member) either (a) that such advance is a loan to the defaulting Member (“Loan Option”), or (b) that such advance is a capital contribution by the non-defaulting Member which shall diminish the Percentage Interest of the defaulting Member (“Diminution Option”). The election of either the Loan Option or the Diminution Option by the non- defaulting Member is a mechanism to satisfy the Company’s cash needs, and shall not be deemed to cure the default of the Member which fails to make its additional Capital Contribution. If the non- defaulting Member elects the Loan Option, the advance shall automatically be deemed to be a loan to the defaulting Member, for which the defaulting Member shall be personally liable, and such loan shall be payable on demand and bear interest at a variable rate equal to the Bank of America N.A. prime rate of interest plus fifteen percent (15%) per annum, adjusted daily and compounded monthly, and secured by a super-priority first lien on all of the defaulting Member’s Membership Interests (including without limitation the rights to vote and to receive distributions). If the non-defaulting Member elects the Diminution Option, the amount of the advance shall be expressed as a percentage of all of the unreturned Capital Contributions made to the Company and the defaulting Member’s Percentage Interest shall be diminished and the non-defaulting Member’s Percentage Interest shall be increased by double that percentage. In addition, the nondefaulting Member’s Capital Account shall be increased by all amounts advanced by the nondefaulting Member, and the defaulting Member’s Capital Account shall be reduced to that sum which bears the same ratio to the non-defaulting Member’s increased Capital Account as the defaulting Member’s diminished

Percentage Interest bears to the non-defaulting Member’s increased Percentage Interest. [Example: Each Member has a 50% Percentage Interest and has previously made unreturned Capital Contributions of $45.00 to the Company. The Managing Member calls for each Member to make an additional Capital Contribution of $5.00. One Member defaults and the other Member makes the Capital Contribution of $5.00 together with an advance of an additional $5.00 to the Company. The non-defaulting Member elects the Diminution Option. The advance ($5.00) is 5% of all of the unreturned Capital Contributions made to the Company ($100.00). The Percentage Interest of the defaulting Member is therefore diminished by 10% to 40%, and the Percentage Interest of the non-defaulting Member is increased by 10% to 60%. In addition, the nondefaulting Member’s Capital Account shall be increased from $45.00 to $55.00, and the defaulting Member’s Capital Account shall be reduced to $36.67.]

The Members agree and acknowledge that the Diminution Option set forth above in this Agreement for a Member’s failure to make a Capital Contribution is in the nature of a liquidated damages remedy, it being impossible to ascertain in advance the exact damages which would be suffered by a Member if the other Member failed to make a required Capital Contribution. The Members agree and acknowledge that the measure of damages contained in the Diminution Option is their best estimate of the probable damages which would be sustained by a non-defaulting Member, and is fair and reasonable under the circumstances and not a penalty or forfeiture.

WLH Initials	885 Initials

3.4 An individual Capital Account for each Member shall be maintained in accordance with the requirements of Reg §1.704-1(b)(2)(iv) and adjusted in accordance with Section 3.3 (where applicable) and with the following provisions:

(a) A Member’s Capital Account shall be increased by that Member’s Capital Contributions, that Member’s share of Profits, and any items in the nature of income or gain that are specially allocated to that Member.

(b) A Member’s Capital Account shall be increased by the amount of any Company liabilities assumed by that Member subject to and in accordance with the provisions of Reg § 1.704-1 (b)(2)(iv)(c).

(c) A Member’s Capital Account shall be decreased by (a) the amount of cash distributed to that Member; (b) the fair market value (as determined by the Managing Member) of any property of the Company so distributed, net of liabilities secured by such distributed property that the distributee Member is considered to assume or to be subject to under IRC section 752; and (c) the amount of any items in the nature of expenses or losses that are specially allocated to that Member.

(d) If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such interest or portion.

3.5 A Member shall not be entitled to withdraw any part of the Member’s Capital Contribution or to receive any distributions, whether of money or property, from the Company except as provided in this Agreement.

3.6 No interest shall be paid on Capital Contributions or on the balance of a Member’s Capital Account.

3.7 Except as otherwise stated herein, no Member shall have priority over any other Member with respect to the return of a Capital Contribution or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

3.8 A Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided by Nevada Revised Statutes or in this Agreement.

3.9 Financing and Special Right of Withdrawal. The Managing Member is currently negotiating with Commercial Federal Bank (“CFB”) for Project financing. It is anticipated (but not guaranteed) that the financing will be finalized at the Closing. Each Member, as well as James Zeiter in his individual capacity, agrees to personally guarantee the financing to the extent required by CFB. In addition, Julie Koentopp, who is directly or indirectly a member of 885, agrees in her individual capacity to guarantee 25% of the financing. The Company will negotiate for financing whereby each Member is required only to guarantee its Percentage Interest of the financing and whereby James Zeiter will guarantee 885’s Percentage Interest of the financing. In the event that the Members are required to guarantee more than their Percentage Interests of the financing, then WLH on the one hand, and 885 and James Zeiter on the other hand, hereby agree to indemnify each other, to the end that WLH shall not be obligated to pay more than its Percentage Interest of the aggregate amounts paid on all of the guaranties, and 885 and Zeiter shall not be required to pay more than 885’s Percentage Interest on the aggregate of all amounts paid under the guaranties. If, at the Closing, the financing has not been finalized or has been finalized on terms that are materially less favorable for the Company than the financing described on the CFB commitment letter attached as Exhibit “C” hereto, 885 shall have the right to withdraw from the Company by written notice to WLH (which notice in order to be effective and to give rise to the right of withdrawal must be given no later than the earlier of (a) the day before the Closing, or (b) three (3) business days after the terms of the financing have become known to 885), in which event this Operating Agreement shall be null and void. If 885 timely exercises such right of withdrawal, 885 shall have no further rights nor interest in the Company or the Property and WLH shall promptly refund to 885 the Closing Deposit (if previously paid). All other sums paid by 885 to WLH or the Company (including the $401,000.00 described in Section 3.1) shall be retained by WLH. As used in this Section 3.9, the term “materially less favorable for the Company” shall mean a difference in the final terms of the financing (as opposed to the terms of the financing described on Exhibit “C” hereto) which results in a reduction by more than fifteen percent (15%) of the internal rate of return which would be received by the Company (utilizing the Cash Flow Analysis).

ARTICLE IV. ALLOCATIONS OF PROFIT AND LOSS

4.1 The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company book purposes and for tax purposes, to each Member in accordance with such Member’s Percentage Interest.

4.2 As used in this Agreement, “Profits and Losses” means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the IRC.

4.3 In the case of a Transfer of an Economic Interest during any fiscal year of the Company, the Assigning Member and Assignee shall each be allocated Profits or Losses based on the number of days each held the Economic Interest during that fiscal year. If the Assigning Member and Assignee agree to a different proration and advise the Managing Member of the agreed proration before the date of the Transfer, Profits or Losses from a Capital Event during that fiscal year shall be allocated to the holder of the Interest on the day such Capital Event occurred. If an Assignee makes a subsequent Assignment, said Assignee shall be considered an “Assigning Member” with respect to the subsequent Assignee for purposes of the aforesaid allocations.

4.4 All Available Cash, other than revenues or proceeds from a Capital Event or the dissolution of the Company, shall be distributed among the Members in the same manner as Profits. The parties intend that Available Cash shall be distributed as soon as practicable following the Managing Member’s determination that such cash is available for distribution. The parties acknowledge that no assurances can be given with respect to when or whether said cash will be available for distributions to the Members.

4.5 All Available Cash resulting from a Capital Event (as distinguished from normal business operations or the dissolution of the Company) shall be distributed to the Members in accordance with Section 4.4 as soon as practicable following the Managing Member’s determination that such cash is available for distribution.

4.6 If the proceeds from a sale or other disposition of an item of Company property consist of property other than cash, the value of that property shall be as determined by the Managing Member. If such noncash proceeds are subsequently reduced to cash, such cash shall be taken into account by the Managing Member in determining Available Cash and the Managing Member shall determine whether such cash has resulted from operations or from a Capital Event.

4.7 Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company, or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article IV, and other credits and deductions to the Members’ Capital Accounts shall be made before the final distribution is made. The final distribution to the Members shall be made as provided in Article IX of this Agreement.

ARTICLE V. MANAGEMENT

5.1 The business of the Company shall be managed by the Managing Member. Except as otherwise provided in this Agreement, all decisions concerning the management of the Company’s business shall be made by the Managing Member. The Managing Member shall use commercially reasonable efforts to obtain an appropriate general contractor’s license in the name of the Company, in which case the Company shall act as general contractor for the Project. If it is not practicable for the Company to obtain an appropriate general contractor’s license, the Managing Member shall act as the general contractor for the Project, pursuant to a Management-Development Agreement in the form attached hereto as Exhibit “D.” If the Company acquires the appropriate general contractor’s license, the Managing Member shall provide the “Services” (as defined in Exhibit “D”) for the Company as a part of the Managing Member’s duties hereunder.

5.2 The initial Managing Member named in Article II, Section 2.8 shall serve until it resigns. A new Managing Member shall be appointed by a Unanimous Vote of the Members upon the resignation of the Managing Member.

5.3 The Managing Member shall have the powers described in Section 5.5 hereof, and such other powers and duties as may be authorized by this Agreement or by the Members. Notwithstanding the foregoing, the Managing Member shall not take any of the following actions on behalf of the Company unless the Members have unanimously consented to the taking of such action.

(a) Any act that would make it impossible to carry on the ordinary business of the Company;

(b) Any confession of a judgment against the Company;

(c) The dissolution of the Company;

(d) The disposition of all or a substantial part of the Company’s assets not in the ordinary course of business;

(e) The incurring of any debt not in the ordinary course of business or in excess of $150,000.00;

(f) A change in the nature of the principal business of the Company;

(g) The filing of a petition in bankruptcy or the entering into of an arrangement among creditors.

(h) The entering into, on behalf of the Company, of any transaction constituting a “reorganization” within the meaning of the IRC;

(i) Amending the Budget and/or the Plan;

(j) Making development expenditures in excess of 115% of the Budget; and

(k) Any matter which requires the consent of 885 pursuant to this Agreement.

5.4 It is acknowledged that the Managing Member has other business interests to which it devotes part of its time. The Managing Member shall devote such time to the conduct of the business of the Company as the Managing Member, in the Managing Member’s own good faith and discretion, deems necessary.

5.5 The Managing Member shall have the right and the power (a) to conduct the day-to- day business and affairs of the Company, (b) to implement the Plan and the Budget, and (c) to exercise all other powers and functions permitted by Nevada law or this Agreement, except those acts enumerated in Section 5.3 and in Section 7.1. The Managing Member shall preside at all meetings of Members, and shall have such other powers as are usually vested in a chief executive officer.

5.6 The Managing Member shall cause all assets of the Company, whether real or personal, to be held in the name of the Company.

5.7 All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, as shall be determined by the Managing Member. Withdrawal from such accounts shall require only the signature of an authorized officer of the Managing Member or such other person or persons as the Managing Member may designate.

5.8 Budget and Business Plan. The Company shall have a budget and a business plan, which shall be developed and administered by the Managing Member. “Budget” shall mean the budget, and “Plan” shall mean the business plan, as approved by the Members from time to time and as currently in effect. The Budget and Plan shall be revised and updated from time to time, in keeping with new information and changing conditions. Any revision to the Budget and/or the Plan shall require the consent of WLH and 885. Such consent shall not be unreasonably withheld or delayed. The Members hereby adopt the preliminary budget (“Preliminary Budget”) set forth on Exhibit “E,” and the basic business plan (“Basic Plan”) set forth on Exhibit “F,” as their Budget and Plan. The Members covenant to abide by and to act in accordance with the Budget and the Plan.

5.9 Direct and Indirect Cost Reimbursement. The Managing Member shall be entitled to be reimbursed, as an expense of the Company, for direct and indirect costs incurred by the Managing Member on behalf of the Company, as follows: The Members agree and acknowledge that the Managing Member will employ a senior project manager, a project manager, an entitlement coordinator, one or more administrators, a marketing manager and a marketing assistant. “Direct” costs shall mean the payroll, benefits and bonus expenses for the foregoing personnel, as well as any other actual and reasonable out-of-pocket costs (including without limitation field operating expenses, such as construction trailer, telephone, utilities, auto allowances and field office setup and maintenance) expended by the Managing Member on behalf of the Company. Direct costs shall be reimbursed by the Company to the Managing Member monthly in arrears, within ten (10) days after presentation of invoice. “Indirect” costs shall mean the general and administrative costs and overhead incurred by the Managing Member as a result of the Managing Member’s efforts on behalf of the Company. Indirect costs shall be reimbursed to the Managing Member at the rate of three percent (3%) of all gross development and marketing costs for the Project, together with three percent (3%) of all savings which the Managing Member is able to effectuate from the costs shown on the Preliminary Budget. The indirect costs to be reimbursed to the Managing Member, and the life of the Project, shall be reasonably estimated in good faith from time to time, and paid to the Managing Member in equal monthly installments in arrears, based upon the latest estimates of gross development and marketing costs, savings and life of Project. The monthly installments for indirect cost reimbursement shall be equitably adjusted from time to time, as exact information concerning costs, savings and Project life becomes available, and shall be reconciled at the end of the Project.

ARTICLE VI. ACCOUNTS AND ACCOUNTING

6.1 Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s expense at the Managing Member’s office and at such other locations as the Managing Member shall determine from time to time and shall be open to inspection and copying on reasonable Notice by any Member or the Member’s authorized representatives during normal business hours. The costs of such inspection and copying shall be borne by the Member.

6.2 Financial books and records of the Company shall be kept on the accrual method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles and shall be appropriate and adequate for the Company’s business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31. The Company shall be taxed as a partnership, unless the Members unanimously elect otherwise. The Company Accountants shall, at Company expense, audit the financial statements of the Company on an annual basis, prepare all Company tax returns, and perform such other accounting functions as the Managing Member may in its reasonable judgment deem to be in the best interests of the Company.

6.3 At all times during the term of existence of the Company, and beyond that term if the Managing Member deems it necessary, the Managing Member shall keep or cause to be kept the books of account referred to in Section 6.2, together with:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution and the share in Profits and Losses of each Member;

(b) A current list of the full name and business address of each Managing Member;

(c) A copy of the Articles of Organization, as amended;

(d) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(e) An original executed copy or counterparts of this Agreement, as amended;

(f) Financial statements of the Company for the six most recent fiscal years; and

(g) The books and Records of the Company as they relate to the Company’s internal affairs for the current and past four fiscal years.

If the Managing Member deems that any of the foregoing items shall be kept beyond the term of existence of the Company, the repository of said items shall be as designated by the Managing Member.

6.4 At the end of each fiscal year the books of the Company shall be closed and examined and statements reflecting the financial condition of the Company and its Profits or Losses shall be prepared, and a report thereon shall be issued by the Company’s Accountants. Copies of the financial statements shall be given to all Members. In addition, all Members shall receive not less frequently than at the end of each calendar quarter, copies of such financial statements regarding the previous calendar quarter, as may be prepared in the ordinary course of business, by the Managing Member or accountants selected by the Managing Member. The Managing Member shall deliver to each Member, within 120 days after the end of the fiscal year of the Company, a financial statement that shall include:

(a) A balance sheet and income statement, and a statement of changes in the financial position of the Company as of the close of the fiscal year;

(b) A statement showing the Capital Account of each Member as of the close of the fiscal year and the distributions, if any, made to each Member during the fiscal year. Members representing at least 30 percent of the Percentage Interest of Members, by number, may request interim balance sheets and income statements, and may, at their own discretion and expense, obtain an audit of the Company books by certified public accountants selected by them; provided, however, that not more than one such audit shall be made during any fiscal year of the Company.

6.5 Within 90 days after the end of each taxable year of the Company the Managing Member shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns and a copy of the Company’s federal, state, and local income tax or information returns for such year.

6.6 WLH shall act as Tax Matters Partner of the Company pursuant to IRC section 6231(a)(7).

6.7 The Tax Matters Partner is hereby authorized to do the following:

(a) Keep the Members informed of administrative and judicial proceedings for the adjustment of Company items (as defined in IRC section 6231(a)(3)) at the Company level, as required under IRC section 6223(g) and the implementing Regulations;

(b) Enter into settlement agreements under IRC section 6224(c)(3) and applicable Regulations with the Internal Revenue Service or the Secretary of the Treasury (the Secretary) with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed under the Code and Regulations) files a statement with the Secretary providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member;

(c) On receipt of a notice of a final Company administrative adjustment, to file a petition for readjustment of the Company items with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6226(a) and applicable Regulations;

(d) File requests for administrative adjustment of Company items on Company tax returns under IRC section 6227(b) and applicable Regulations; and, to the extent such requests are not allowed in full, file a petition for adjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Federal Claims, all as contemplated under IRC section 6228(a); and

(e) To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by law or regulations, including retaining tax advisers (at the expense of the Company) to whom the Tax Matters Member may delegate such rights and duties as deemed necessary and appropriate.

ARTICLE VII. MEMBERSHIP, MEETINGS, AND VOTING

7.1 There shall be only one class of membership and no Member shall have any rights or preferences in addition to or different from those possessed by any other Member except as specifically provided for in this Agreement. Members shall have the right and power to Vote on all matters with respect to which this Agreement or the NRS requires or permits such Member action. Each Member shall Vote in proportion to the Member’s Percentage Interest as of the governing record date, determined in accordance with Section 7.2. If a Member has assigned all or part of the Member’s Economic Interest to a person who has not been admitted as a Member, the Assigning Member shall Vote in proportion to the Percentage Interest that the Assigning Member would have had, if the assignment had not been made.

Without limiting the foregoing, all of the matters enumerated in Section 5.3 and all of the following matters shall require the unanimous Vote of the Members:

(a) The Transfer of a Membership Interest and the admission of the Assignee as a Member of the Company;

(b) Any amendment of this Agreement; and

(c) A compromise of the obligation of a Member to make a Capital Contribution.

7.2 The Company may, but shall not be required, to issue certificates evidencing Membership Interests (Membership Interest Certificates) to Members of the Company.

7.3 Meetings of the Members may be called at any time by the Managing Member, or by any Member for the purpose of addressing any matters on which the Members may Vote.

Meetings may be held at the principal executive office of the Company or at such other location in Clark County, Nevada as may be designated by the Managing Member. A quorum at any meeting of Members shall consist of Members holding at least 65% of the Membership Interests in the Company, represented in person or by Proxy. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of a sufficient number of Members to leave less than a quorum, if the action taken, other than adjournment, is approved by the requisite Percentage of Members as specified in this Agreement or the NRS.

7.4 At all meetings of Members, a Member may Vote in person or by Proxy. Such Proxy shall be filed with the Managing Member before or at the time of the meeting, and may be filed by facsimile transmission to the Managing Member at the principal executive office of the Company or such other address as may be given by the Managing Member to the Members for such purposes.

7.5 Members may participate in a meeting through use of conference telephone or similar communications equipment, provided that all Members participating in such meeting can hear one another. Such participation shall be deemed attendance at the meeting.

7.6 Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of Votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to Vote thereon were present and voted.

ARTICLE VIII. TRANSFERS OF MEMBERSHIP INTERESTS

8.1 A Member may not withdraw from the Company.

8.2 Except as expressly provided in this Agreement, a Member shall not transfer any part of the Member’s Membership Interest in the Company, whether now owned or later acquired, unless(a) the other Members unanimously approve the transferee’s admission to the Company as a Member upon such Transfer and (b) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding 12 months, will not cause the termination of the Company under the Code. No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has been approved in writing by the Managing Member. Such approval may be granted or withheld in the Managing Member’s reasonable discretion. Any Transfer or Encumbrance of a Membership Interest without such approval shall be void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust, limited partnership or limited liability company created for the benefit of the Member, or any combination between or among the Member, the Member’s spouse, and the Member’s issue; provided that the Member retains a beneficial interest in the trust, partnership or company and is the controlling partner or Managing Member of the partnership or company. A Transfer of a Member’s beneficial interest in such trust, shall be deemed a Transfer of a Membership Interest.

8.3 On the happening of any of the following events (Triggering Events) with respect to a Member, the Company and the other Members shall have the option to purchase the Membership Interest in the Company of such Member (Selling Member) at the price and on the terms provided in Section 8.6 of this Agreement:

(a) The death or bankruptcy of a Member, or the winding up and dissolution of a corporate or limited liability company Member, or merger or other reorganization of a corporate or limited liability company Member as a result of which the corporate or limited liability company Member does not survive as an entity.

(b) The occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Each Member agrees to promptly give Notice of a Triggering Event to all other Members.

8.4 On the receipt of Notice of any Triggering Event (the date of such receipt is hereinafter referred to as the “Option Date”), all Members, and the Company, shall have the option, for a period ending 30 calendar days following the determination of the purchase price as provided in Section 8.6, to purchase the Membership Interest in the Company to which the option relates, at the price and on the terms set forth in Section 8.8 of this Agreement, and the other Members, pro rata in accordance with their prior Membership Interests in the Company, shall then have the option, for a period of 30 days thereafter, to purchase the Membership Interest in the Company not purchased by the Company, on the same terms and conditions as apply to the Company. If all other Members do not elect to purchase the entire remaining Membership Interest in the Company, then the Members electing to purchase shall have the right, pro rata in accordance with their prior Membership Interest in the Company, to purchase the additional Membership Interest in the Company available for purchase. The transferee of the Membership Interest in the Company that is not purchased shall hold such Membership Interest in the Company subject to all of the provisions of this Agreement.

8.5 Neither the Member whose interest is subject to purchase under this Article, nor such Member’s Affiliate, shall participate in any Vote or discussion of any matter pertaining to the disposition of the Member’s Membership Interest in the Company under this Agreement.

8.6 The purchase price of the Membership Interest that is the subject of an option under Section 8.6 shall be the “Fair Option Price” of the interest as determined under this Section 8.6. “Fair Option Price” means the cash price that a willing buyer would pay to a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts on the Option Date. Each of the selling and purchasing parties shall use his, her, or its best efforts to mutually agree upon the Fair Option Price. If the parties are unable to so agree within 30 days of the Option Date, the selling party shall appoint, within 40 days of the Option Date, one appraiser, and the purchasing party shall appoint within 40 days of the Option Date, one appraiser. The two appraisers shall within a period of five additional days, agree upon and appoint an additional appraiser. The three appraisers shall, within 60 days after the appointment of the third appraiser, determine the Fair Option Price of the Membership Interest in writing and submit their report to all the parties.

The Fair Option Price shall be determined by disregarding the appraiser’s valuation that diverges the greatest from each of the other two appraisers’ valuations, and the arithmetic mean of the remaining two appraisers’ valuations shall be the Fair Option Price. Each purchasing party shall pay for the services of the appraiser selected by it, plus one half of the fee charged by the third appraiser, and one half of all other costs relating to the determination of Fair Option Price. The Fair Option Price as so determined shall be payable in cash within 60 days of the determination of the Fair Option Price.

8.7 Except as expressly permitted under Section 8.2, a prospective transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to such Membership Interest (Substituted Member) only (a) on the unanimous Vote of the other Members in favor of the prospective transferee’s admission as a Member, and (b) on such prospective transferee and his or her spouse executing a counterpart of this Agreement as a party hereto. Any prospective transferee of a Membership Interest shall be deemed an Assignee, and, therefore, the owner of only an Economic Interest until such prospective transferee has been admitted as a Substituted Member. Except as otherwise permitted in the NRS, any such Assignee shall be entitled only to receive allocations and distributions under this Agreement with respect to such Membership Interest and shall have no right to Vote or exercise any rights of a Member until such Assignee has been admitted as a Substituted Member. Until the Assignee becomes a Substituted Member, the Assigning Member will continue to be a Member and to have the power to exercise any rights and powers of a Member under this Agreement, including the right to Vote in proportion to the Percentage Interest that the Assigning Member would have had in the event that the assignment had not been made.

8.8 The provisions in Sections 8.3 through 8.7, inclusive, of this Agreement, shall be without prejudice to the right of any Member to exercise the Buy-Sell set forth in Article XII of this Agreement, for any Triggering Event which constitutes a default hereunder.

8.9 Any person admitted to the Company as a Substituted Member shall be subject to all the provisions of this Agreement that apply to the Member from whom the Membership Interest was assigned, provided, however, that the assigning Member shall not be released from liabilities as a Member solely as a result of the assignment, both with respect to obligations to the Company and to third parties, incurred prior to the assignment. Any person admitted to the Company as a Substitute Member shall be automatically deemed to have agreed to indemnify all of the guarantors of Company financing, to the extent of such Substituted Member’s Percentage Interest, such that the Substituted Member shall pay all sums collected under any such guaranties up to that percentage of such sums which is equal to the Substituted Member’s Percentage Interest.

8.10 The initial sale of Membership Interests in the Company to the Initial Members has not been qualified or registered under the securities laws of any state, including Nevada, or registered under the Securities Act of 1933, in reliance upon exemptions from the registration provisions of those laws. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred unless registered or qualified under applicable state and federal securities law unless, in the opinion of legal counsel satisfactory to the Company, such qualification or registration is not required. The Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection with said opinion.

ARTICLE IX. DISSOLUTION AND WINDING UP

9.1 The Company shall be dissolved upon the first to occur of the following events:

(a) The written agreement of all Members to dissolve the Company.

(b) The sale or other disposition of substantially all of the Company’s assets.

(c) Entry of a decree of judicial dissolution.

9.2 On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Managing Member shall wind up the affairs of the Company. The Managing Member shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members), the remaining assets of the Company shall be distributed or applied in the following order:

(a) To pay the expenses of liquidation.

(b) To the establishment of reasonable reserves by the Managing Member for contingent liabilities or obligations of the Company. Upon the Managing Member’s determination that such reserves are no longer necessary, said reserves shall be distributed as provided in this Section 9.2.

(c) To repay outstanding loans to Members. If there are insufficient funds to pay such loans in full, each Member shall be repaid in the ratio that the Member’s loan, together with interest accrued and unpaid thereon, bears to the total of all such loans from Members, including all interest accrued and unpaid thereon. Such repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(d) Among the Members in the same manner as Profits as provided in Article IV.

9.3 Each Member shall look solely to the assets of the Company for the return of the Member’s Capital Contribution, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Members for indemnification, contribution, or reimbursement, except as specifically provided in this Agreement. Notwithstanding the foregoing, any Member who has advanced funds for a defaulting Member pursuant to Section 3.3 and has elected the Loan Option shall have the right, in addition to the recoupment of such loan from the defaulting Member’s distributions, to enforce the personal obligation of the defaulting Member with respect thereto.

ARTICLE X. INDEMNIFICATION

10.1 The Company shall indemnify each Member, including the Managing Member, if it acts as the Project’s general contractor, in the Managing Member’s capacity as general contractor, and the Company shall have the power to indemnify any Person, who was or is a party, or who is threatened to be made a party, to any Proceeding by reason of the fact that such Person was or is a Member, Managing Member, officer, employee, or other agent of the Company, or was or is serving at the request of the Company as a director, officer, employee, or other Agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred by such Person in connection with such proceeding, if such Person acted in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, and, in the case of a criminal proceeding, such Person had no reasonable cause to believe that the Person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of no lo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, or that the Person had reasonable cause to believe that the Person’s conduct was unlawful.

To the extent that an agent of the Company has been successful on the merits in defense of any Proceeding, or in defense of any claim, issue, or matter in any such Proceeding, the agent shall be indemnified against expenses actually and reasonably incurred in connection with the Proceeding. In all other cases, indemnification shall be provided by the Company only if authorized in the specific case by a Majority of Members.

“Agent,” as used in this Section 10.1, shall include a trustee or other fiduciary of a plan, trust, or other entity or arrangement.

“Proceeding,” as used in this Section 10.1, means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative.

Expenses of each Person indemnified under this Agreement actually and reasonably incurred in connection with the defense or settlement of a proceeding may be paid by the Company in advance of the final disposition of such proceeding, as authorized by the Managing Member, upon receipt of an undertaking by such Person to repay such amount unless it shall ultimately be determined that such Person is entitled to be indemnified by the Company. “Expenses,” as used in this Section 10.1, includes, without limitation, attorney fees and expenses of establishing a right to indemnification, if any, under this Section 10.1.

ARTICLE XI. DEFAULT

11.1 Any Member which breaches or fails to perform any of its obligations contained in this Agreement shall be in default of this Agreement if, after written Notice of default from the Company or a Member, such Member has not cured such breach or failure (a) within ten (10) days after Notice in the case of a monetary default, or (b) within thirty (30) days after Notice in the case of a non-monetary default. No Member in default of this Agreement shall have the right to Vote, nor shall the consent of such Member be required, in connection with any matter to which such Member is entitled to Vote or consent hereunder. The foregoing notice and cure provisions do not pertain to any failure of a Member to timely make the initial Capital Contribution described in Section 3.1 hereof, and the rights of the Members in such event shall be governed by the provisions in Section 3.1.

ARTICLE XII. BUY-SELL

12.1 The Members shall endeavor to consult and cooperate in good faith, to maximize the potential of the Project. In the event of any material default hereunder by a Member, or any deadlock or dispute between the Members as to a matter requiring their unanimous consent hereunder which cannot be reasonably resolved, either Member may invoke the following buy-sell (“Buy-Sell”) agreement: Either Member may give written notice to the other that it desires to invoke the Buy- Sell, which notice shall set the date of a meeting to be held no sooner than 15 nor later than 30 days thereafter. At the meeting, which shall be held in the presence of one or more neutral third parties, each Member shall deliver a sealed envelope, in which shall be contained in writing a statement of the sum for which the delivering Member is willing to purchase the Membership Interest of the other Member. The statement shall set forth the offered purchase price for each one percent {1%) of the Percentage Interest to be purchased. At the meeting the envelopes shall be opened. The Member who has offered the highest purchase price (for each one percent of the total Percentage Interest to be purchased) shall have the right to purchase the Membership Interest of the other Member at such higher price on the following terms and conditions: The purchasing Member shall purchase the Membership Interest of the other Member for cash, to be paid to the other Member within thirty (30) days after the meeting in which the envelopes are opened. A purchasing Member shall be entitled to credit against the purchase price for the outstanding principal and interest of any loans which it has made to the other Member, under Section 3.3 of this Agreement or otherwise. If the purchasing Member does not consummate the purchase of the other Member’s Membership Interest within such thirty (30) days, the other Member may elect (a) to enforce the purchasing Member’s purchase obligation by an action for specific performance to be brought no later than sixty (60) days after the meeting in which the envelopes are opened, or (b) to purchase the Membership Interest of the defaulting purchasing Member on the same terms and conditions as set forth above (with the thirty (30) day purchase period commencing on the thirtieth (30th) day after the meeting in which the envelopes are opened) and for a purchase price equal to eighty percent (80%) (for each one percent (1%) of the Percentage Interest to be purchased) of the price at which the defaulting purchasing Member was entitled to purchase the other Member’s Membership Interest for.

For purposes of this Section 12.1 (but not for any other purpose under this Agreement) a failure of a Member to deliver a Capital Contribution required under this Agreement shall be a “material default” if the aggregate of all Capital Contributions which such Member has failed to contribute is equal to or greater than Five Hundred Thousand Dollars ($500,000.00). If the envelopes, when opened, reveal that the Members have bid the exact same amount (for each one percent (1%) of Percentage Interest), the meeting shall be reconvened every two (2) days, and the procedure shall be followed at each reconvened meeting, until such time as the Members’ bids set forth a different price for each one percent (1%) of the Percentage Interest to be purchased.

ARTICLE XIII. GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties. The exhibits and recitals hereto are hereby incorporated herein by this reference. This Agreement replaces and supersedes all prior written and oral agreements by and among the _Members and Managing Member or any of them, and all such prior agreements, and all prior negotiations, representations and understandings are merged herein. This Agreement has been negotiated at arms’-length by the Members, whose principals are sophisticated in business matters and who have had access to counsel of their choice, and therefore no rule against the drafter of this Agreement shall be employed for any reason in the construction, interpretation and/or enforcement of this Agreement.

13.2 Facsimile/Counterparts. Facsimile copies hereof, and facsimile signatures hereon, shall have the force and effect of originals. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.3 Governing Law/Severability. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Nevada. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

13.4 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

13.5 Case and Gender. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

13.6 Further Assurances. The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

13.7 Other Businesses. Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

13.8 No Agency. Except as provided in this Agreement, no provision of this Agreement shall be construed to constitute a Member, in the Member’s capacity as such, the agent of any other Member.

13.9 Authority. Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.

13.10 Headings and Titles. The article, section, and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

13.11 Amendment. This Agreement may be altered, amended, or repealed only by the unanimous Vote of the Members.

13.12 Time of the Essence. Time is of the essence of every provision of this Agreement that specifies a time for performance.

13.13 No Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

13.14 No Brokers. WLH and 885 hereby agree and acknowledge with each other that neither of them has retained or utilized any brokers in connection with the Company or this operating agreement, and each hereby agrees to indemnify the other and to hold it free, clear and harmless from any claims, costs, expenses, fees or commissions asserted by any broker, finder or middleman retained by, or whose claim arises by reason of the acts of, the indemnifying party.

13.15 Attorneys’ Fees. In any action to enforce this Agreement or arising hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs from the non-prevailing party.

13.16 Disclosures. 885 acknowledges that, prior to the execution hereof, WLH has (a) given 885 the opportunity to review all of the items and documents described on Exhibit “G,” (b) given 885 the opportunity to confer with the consultants working on the Project and attend weekly Project meetings, and (c) has discussed with 885 the issues of importance and/or concern described on Exhibit “H,” answering any questions of 885 to the best of its ability. WLH disclaims any representation or warranty whatsoever about the items and documents listed on Exhibit “G,” including without limitation any representation or warranty about the accuracy, contents or completeness thereof, all of which shall be or has been independently verified by 885, and WLH shall have no liability in connection therewith. 885 agrees and acknowledges that it is sophisticated in real estate developments and contracts and that it has had the opportunity to perform, and has performed, such due diligence as it has seen fit, with assistance of counsel of its choice, in order to determine whether to enter into this Agreement. 885 agrees and acknowledges, and represents and warrants to WLH, that it is entering into this Agreement entirely as a result of its own due diligence investigations and determinations, and not in reliance of any representation, warranty or statement of WLH. 885 hereby agrees to indemnify WLH, and to hold it free, clear and harmless, from any and all costs, liabilities, actions and causes of action (including attorneys’ fees and costs) arising from or as a result of 885’s entry into this Agreement (except to the extent solely and directly caused by a default of WLH hereunder, and then only to the extent of 885’s actual and reasonable out-of-pocket damages).

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement on the day and year first above written.

WILLIAM LYON HOMES, INC.		PAHRUMP 885, LLC

By:	/s/ Brad L. Robinson	By:	/s/ Jim Zeiter
Print Name: Brad L. Robinson		Print Name: Jim Zeiter
Its: Senior VP		Its:

By:	/s/ Wade Cable	James Zeiter, in his personal capacity (for the purpose of agreeing to Section 3.9 hereof)
Print Name: Wade Cable
Its: President		/s/ James Zeiter
James Zeiter

Julie Koentopp, in her personal capacity (for the purpose of agreeing to Section 3.9 hereof)

/s/ Julie Koentopp
Julie Koentopp